EX-2                              ACQUISITION AGREEMENT

                                ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made as of September 25, 2003 by and between Point Group Holdings, Inc., a Nevada corporation ("PGHI"), and the shareholders of Veegeez.com, LLC, a California limited liability company ("VC").

                                        RECITALS

WHEREAS, VC shareholders are the owners of all the issued and outstanding shares ("Shares") of capital stock of VC; and,

WHEREAS, PGHI desires to purchase from VC, and VC desire to sell to PGHI, all the Shares in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                        AGREEMENTS

1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the parties shall exchange its common stock on a 1-for-1 basis. The current members of VC shall sell, assign, transfer and deliver to PGHI all of the issued and outstanding units of VC membership interest representing in the aggregate Fourteen Million (14,000,000) shares. PGHI shall sell, assign, transfer and deliver to the current members of VC Fourteen Million (14,000,000) shares of its restricted common stock, collectively referred to hereinafter as the "Purchase Price."

2. Closing. The closing (the "Closing") of the sale and purchase of the Shares shall take place on September 25, 2003, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than September 30, 2003 ("Termination Date"). The date of the Closing is sometimes herein referred to as the "Closing Date."

2.1 Items to be Delivered Immediately Prior to or at Closing; Escrowed Shares. At the Closing:

     (a) VC shall deliver to PGHI a certificate or certificates representing Fourteen Million (14,000,000) shares, duly endorsed in blank or accompanied by stock powers duly executed in blank (Seven Million (7,000,000) to Lance Wiseman and Seven Million (7,000,000) to Mark Wiseman),

     (b)  PGHI shall deliver to VC the Purchase Price.

3. Representations and Warranties of VC. VC hereby represents and warrants to PGHI the representations and warranties, as follows:

3.1 Corporate Status. VC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and is qualified to do business in any jurisdiction where it is required to be so qualified.

3.2 Authorization. VC has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Each transaction document executed and delivered by VC has been duly executed and delivered by VC and constitutes a valid and binding obligation of VC, enforceable against VC in accordance with its terms.

3.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approvals under federal and/or state laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by VC of the transaction documents to which it is a party, nor the performance of the transactions performed or to be performed by VC, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise. Consent of VC shareholders is attached hereto as Exhibit A and incorporated herein by reference.

3.4 Capitalization. The authorized capital units of VC consists of Twenty-Five Million (25,000,000) shares, of which Fourteen Million (14,000,000) shares have been duly issued and are outstanding as fully paid and non-assessable and the remainder are treasury shares.

3.5 Financial Statements. VC acknowledge that the books and records fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of VC as at the date hereof, and all material financial transactions of the VC relating to the Business have been accurately recorded in such books and records. However, an audit of said books and records shall be included in the required PGHI's year closing of its corporate records. PGHI is acquiring all Assets and Liabilities of VC and will assume payment of outstanding Balance Sheet Debts (Exhibit "B" Credit Card Debt List).

3.6 Real Property. VC has the corporate power to own or lease its property and to carry on its business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its Business in accordance with the terms of its business plan.

3.7 Liabilities. There are no material liabilities of VC of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which PGHI may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on VC's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of VC's financial statements, none of which has been materially adverse to the nature of its business, results of operations, assets, financial condition or manner of conducting the Business.
3.8  Taxes.

     (a) VC has timely filed all tax returns (Federal & State Income, Sales Tax For Required States) required to be filed on or before the Closing Date and all such tax returns are true, correct and complete in all respects. VC has paid in full on a timely basis all taxes owed by it, whether or not shown on any tax return, except where the failure to file such return or pay such taxes would not have a material adverse effect. No claim has ever been made by any authority in any jurisdiction where VC does not file tax returns that VC may be subject to taxation in that jurisdiction.

     (b) There are no ongoing examinations or claims against VC for taxes, and no notice of any audit, examination or claim for taxes, whether pending or threatened, has been received. VC has not waived or extended the statute of limitations with respect to the collection or assessment of any tax.

3.9 Subsidiaries. VC does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

3.10 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to VC's knowledge, threatened against VC. To VC's knowledge, there has been no default under any laws applicable to VC, and VC has not received any notices from any governmental entity regarding any alleged defaults under any laws.
There has been no default with respect to any court order applicable to VC.

3.11 Contracts. VC is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to its Business except for the disclosed contract with KOA and our contracts with our current customers.

3.12  Intellectual Property.    VC has good and valid title to and
ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for its business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which VC is a party or by which it is bound relating to any Intellectual Property, whether owned by VC or another person. To the knowledge of the VC, the business of VC as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

3.13 Corporate Records. The minute books of VC contain complete, correct and current copies of its charter documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its board of directors and VC. The stock record books of VC are complete, correct and current. Corporate minute books/records will turned over PGHI at closing. VC MUST PROVIDE STANDARD LLC RECORD BOOK AND
RECORDS.  THIS MAY REQUIRE VC TO HAVE THIS COMPLETED PRIOR TO CLOSING DATE.

3.14 Finder's Fees. No person retained by VC or VC is or will be entitled to any commission or finder's or similar fee in connection with the transactions.

3.15 Accuracy of Information. To the VC's knowledge, no representation or warranty by VC or VC in any transaction document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3.16 Future Possible Sale of VC. In the case of a sale or public offering of VC, the current owners of VC and PGHI will have equal voting rights to determine the sale or public offering of VC. After agreement is reached by all parties to sell or offer to the public VC the parties shall divide the proceeds of said sale or offering in the following percentages (current owners of VC forty percent (40%) and PGHI receives sixty percent (60%.)

4. Representations and Warranties of PGHI. PGHI hereby represents and warrants to VC as follows:

4.1 Corporate Status. PGHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The charter documents of PGHI that have been delivered to VC as of the date hereof are effective under applicable laws and are current, correct and complete.

4.2 Authorization. PGHI has the requisite power and authority to own its assets and to carry on its business. PGHI has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by PGHI have been duly authorized by all necessary corporate action. Each transaction document executed and delivered by PGHI has been duly executed and delivered by PGHI and constitutes a valid and binding obligation of PGHI, enforceable against PGHI in accordance with its terms.

4.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approval under federal and/or state laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by PGHI of the transaction documents to which it is a party, nor the performance of the transactions performed or to be performed by PGHI, require any filing, consent or approval, constitute a default or cause any payment obligation to arise.

4.4 Capitalization. The authorized capital stock of PGHI consists of Nine Hundred Million (900,000,000) shares of common stock, of which approximately Three Hundred Seventeen Million (317,000,000) shares have been duly issued and are outstanding as fully paid and non-assessable.

4.5 Financial Statements. PGHI acknowledges that the books and records fairly and correctly set out and disclose in all material respects, in accordance with GAAP, the financial position of PGHI as at the date hereof, and all material financial transactions of the PGHI relating to the business have been accurately recorded in such books and records.

4.6 Real Property. PGHI has the corporate power to own or lease its property and to carry on the business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its business in accordance with the terms of its business plan.

4.7 Liabilities. There are no material liabilities of PGHI of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which VC may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on PGHI's financial statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of PGHI's financial statements, none of which has been materially adverse to the nature of its business, results of operations, assets, financial condition or manner of conducting the business.

4.8  Taxes.

     (a) PGHI has timely filed all tax returns required to be filed on or before the Closing Date and all such tax returns are true, correct and complete in all respects. PGHI has paid in full on a timely basis all taxes owed by it, whether or not shown on any tax return, except where the failure to file such return or pay such taxes would not have a material adverse effect. No claim has ever been made by any authority in any jurisdiction where PGHI does not file tax returns that PGHI may be subject to taxation in that jurisdiction.

     (b) There are no ongoing examinations or claims against PGHI for taxes, and no notice of any audit, examination or claim for taxes, whether pending or threatened, has been received. PGHI has not waived or extended the statute of limitations with respect to the collection or assessment of any tax.

4.9 Subsidiaries. PGHI does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity, other than as set forth in the attached Schedule C.

4.10 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to PGHI's knowledge, threatened against PGHI. To PGHI's knowledge, there has been no default under any laws applicable to PGHI, and PGHI has not received any notices from any governmental entity regarding any alleged defaults under any laws.
There has been no default with respect to any court order applicable to PGHI.

4.11 Contracts. PGHI is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to VC's business.

4.12  Intellectual Property.   PGHI has good and valid title to and
ownership of all Intellectual Property necessary for its business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which PGHI is a party or by which it is bound relating to any Intellectual Property, whether owned by PGHI or another person. To the knowledge of the PGHI, the business of PGHI as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

4.13 Corporate Records. The minute books of PGHI contain complete, correct and current copies of its charter documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its board of directors and PGHI. The stock record books of PGHI are complete, correct and current.

4.14 Finder's Fees. No Person retained by PGHI or PGHI is or will be entitled to any commission or finder's or similar fee in connection with the transactions.

4.15 Accuracy of Information. To PGHI's knowledge, no representation or warranty by PGHI in any transaction document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5.  Covenants of VC.

5.1 Fulfillment of Closing Conditions. At and prior to the Closing, VC shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions.

5.2 Access to Information. From the date of this Agreement to the Closing Date, the VC shall cause VC to give to PGHI and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to VC as the other party may reasonably request. PGHI shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by VC.

5.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of PGHI, VC and VC will not, and will not authorize or permit VC representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If VC receives any such inquiries, offers or proposals shall (a) notify PGHI orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep PGHI informed of the status and details of any such inquiry, offer or proposal, and (c) give PGHI five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the VC will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

5.4 Confidentiality. VC agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by PGHI to it and is identified by the PGHI as being confidential or proprietary, shall be considered confidential information. Each party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the Listing Rules) or applicable process, provided that to the extent possible PGHI shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in PGHI; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by PGHI, (2) becomes known to the public through no fault VC, (3) is disclosed to VC on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by VC.

5.5 Transfer of Assets and Business. VC shall, and shall cause VC to, take such reasonable steps as may be necessary or appropriate, in the judgment of PGHI, so that PGHI shall be placed in actual possession and control of all of the assets and the business, and VC shall be owned and operated as a wholly owned subsidiary of PGHI.

5.6 Disclosure of Fundraising. VC will disclose to PGHI any fund raising activities, which shall occur prior to the date of closing. Further, VC will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of VC's corporate purpose and business plan. Prior written approval of PGHI is required to use funds for any other purposes.

6.  Covenants of PGHI.

6.1 Fulfillment of Closing Conditions. At and prior to the Closing, PGHI shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions.

6.2 Access to Information. From the date of this Agreement to the Closing Date, the PGHI shall cause PGHI to give to VC and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to PGHI as the other party may reasonably request. VC shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by PGHI.

6.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of VC, PGHI will not, and will not authorize or permit PGHI representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal from any person, or engage in any discussion or negotiations relating thereto or accept any acquisition proposal. If PGHI receives any such inquiries, offers or proposals shall (a) notify VC orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep VC informed of the status and details of any such inquiry, offer or proposal, and (c) give VC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. Notwithstanding the foregoing, the PGHI will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any person to do or seek any of the foregoing to the extent their fiduciary duties may require.

6.4   Confidentiality.

PGHI agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by VC to it and is identified by the VC as being confidential or proprietary, shall be considered confidential information. Each party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the listing rules) or applicable process, provided that to the extent possible VC shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in VC; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by PGHI, (2) becomes known to the public through no fault PGHI, (3) is disclosed to PGHI on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by PGHI.

6.5 Disclosure of Fundraising. PGHI will disclose to VC any fund raising activities, which shall occur prior to the date of closing. Further, PGHI will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of PGHI's corporate purpose and business plan. Prior written approval of VC is required to use funds for any other purposes.

7.   Mutual Covenants.

7.1 Disclosure of Certain Matters. VC on the one hand, and PGHI, on the other hand, shall give PGHI and VC, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date (defined below).

7.2 Public Announcements. VC and PGHI shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions and, except as may be required by applicable law, none of such parties nor any other parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

7.3 Confidentiality. If the transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or affiliate all copies made by it or its representatives of confidential information provided by such other party or affiliate.

8. Conditions Precedent to Obligations of VC. All obligations of VC to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of PGHI contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

8.2 Agreements, Conditions and Covenants. PGHI shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3 Legality. No law or court order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9. Conditions Precedent to Obligations of PGHI. All obligations of PGHI to consummate the transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of VC contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. VC shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

9.3 Legality. No law or court order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a material adverse effect.

10.  Post-Closing Obligations.

10.1 Audit. PGHI will cause an audit to be completed of VC records during PGHI's year-end closing.

10.2 $2,000,000 Raise. Following the Closing Date, PGHI shall use its best efforts to raise working capital in the amount of Two Million Dollars during the 12 months immediately following closing. The capital funding will be used for inventory purchases or other normal business related expenses that are approved for payment by PGHI (Does include any Salaries, Bonuses, Commissions or management wages.) The first Five Hundred Thousand Dollars ($500,000) must be raised within six (6) months following the closing and the Two Million Dollars ($2,000,000) must be raised within (12) months following the closing, should this not occur, the parties may choose to cancel this agreement by the current members of VC returning stock issued (14 million PGHI Stock) to PGHI and PGHI returning corporate records, assets, trade secrets and units to the current members of VC. If parties cancel this agreement, the current members of VC will return to PGHI any and all capital invested in VC in the form of cash and/or inventory (fair market value at the time not cost) equal to the capital invested to date, not to include any salaries and/or bonuses previously paid pursuant to the consulting agreements.

10.3 Share of Earnings. For any calendar quarter, should the earnings before income taxes ("EBIT") exceed ten percent (10%) then the excess amount shall be retained by the current shareholders of VC.

10.4 Employment Contracts. The current shareholders of VC shall be retained as consultants for PGHI for a period of five (5) years with a renewal for an additional five years as agreed between current VC owners and PGHI following the Closing Date, under the following terms and conditions: Attached Consulting Agreements (Exhibit D).

10.4 Spamming and Other Prohibited Activities. The officers, directors, employees, agents and consultants of VC, on the one hand, and the officers, directors, employees, agents and consultants of PGHI on the other, shall refrain from disseminating email blasts, blast faxes and participating in online chat rooms in connection with the transaction and the business of VC and/or PGHI.

11. Termination

11.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

     (a)  By mutual written consent of VC and PGHI;

     (b) By VC or PGHI if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

     (c) By VC or PGHI if a court of competent jurisdiction or govern mental, regulatory or administrative agency or commission shall have issued a court order (which court order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the transactions, and such court order shall have become final and non-appealable;

     (d) By PGHI, if VC shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by VC shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, including failure to keep the PGHI current in its filings and honor existing agreements; and

     (e) By VC, if PGHI shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the VC hereunder.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12. General Matters.

12.1 Arbitration. Any dispute concerning the interpretation or execution of this agreement, which cannot be settled amicably between the parties, shall be referred, at the request of one of the parties, to an arbitrator designated by mutual agreement between the said parties. If the parties are unable to designate an arbitrator within thirty days of receipt of the notification of a request for arbitration, the arbitrator shall be appointed, at the request of one of the parties, by the States. The place of arbitration shall be San
Diego, California. The arbitrator's decision shall be final and binding and no appeal to a court or any other jurisdiction shall be allowed.

12.2 Contents of Agreement. This Agreement and attached exhibits, together with the other transaction documents, sets forth the entire understanding of the parties with respect to the transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

12.3 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any person other than the current members of VC and PGHI and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

12.4 Further Assurances. At and after the Closing, the current members of VC and PGHI shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions.

12.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.7 Schedules. Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

13. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

     If to VC:

     20838 Alaminos Drive
     Saugus, California 91350
     Attention: Mark Wiseman
     Facsimile: (661) 513-9893

     If to PGHI:
     3744 Poe Street
     San Diego, California 92166
     Attention: John Fleming
     Facsimile: (619) 374-2842

     With copies to:

     27127 Calle Arroyo, Suite 1923
     San Juan Capistrano, California 92675
     Attn:  Brian F. Faulkner, Esq.
     Facsimile: (949) 240-1362

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its provisions concerning conflict of laws.

IN WITNESS WHEREOF, this Acquisition Agreement has been executed by the parties hereto as of the day and year first written above.

POINT GROUP HOLDINGS, INCORPORATED


By: /s/  John Fleming
John Fleming, President


SHAREHOLDERS OF VEEGEEZ.COM, LLC


/s/  Lance Wiseman
Lance Wiseman



/s/  Mark Wiseman
Mark Wiseman